Exhibit 99
News Release
Axalta Coating Systems 1050 Constitution Avenue Philadelphia, PA 19112 USA	Investor Contact Colleen Lubic D +1 610-999-9407 Colleen.Lubic@axalta.com	Media Contact Katie McCall axalta-media-relations@axalta.com

Immediate Release
Axalta Releases Third Quarter 2025 Results
PHILADELPHIA, PA, October 28, 2025 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the third quarter ended September 30, 2025.
Third Quarter 2025 Highlights:
▪Third quarter net sales of approximately $1.3 billion
▪Net income of $110 million with a net income margin of 8.5%, an increase of 80 basis points year over year
▪Record quarter for Adjusted EBITDA of $294 million
▪Adjusted EBITDA margin expanded 70 basis points year over year to 22.8%
▪Diluted EPS increased 11% to $0.51
▪Record quarter for Adjusted Diluted EPS of $0.67, an increase of 6%
▪Executed $100 million in share repurchases
“We executed another strong quarter delivering record Adjusted EBITDA and Adjusted Diluted EPS. Our results reflect our focus on operational excellence while the team has done an exceptional job navigating the challenging macroeconomic environment,” said Chris Villavarayan, Chief Executive Officer and President of Axalta. “We have now delivered twelve consecutive quarters of Adjusted EBITDA and Adjusted EBITDA margin growth year-over-year and are well prepared for 2026.”
Third Quarter 2025 Consolidated Financial Results
Net sales decreased 2% year over year to $1.3 billion in the third quarter of 2025. Favorable foreign currency translation and organic net sales in Mobility partially offset declines in Performance Coatings, primarily in North America.
Net income increased by $8 million year over year to $110 million resulting in a net income margin of 8.5%, an increase of 80 basis points compared to last year. The increase was primarily driven by a 7% reduction in selling, general, and administrative expenses and lower interest expense. Adjusted net income was $144 million, compared to $139 million in the prior-year period. Adjusted EBITDA was a new quarterly record of $294 million, an increase of $3 million year over year, and Adjusted EBITDA margin expanded by 70 basis points year over year to 22.8%. Diluted EPS increased by 11% to $0.51 compared to $0.46 in the prior-year period, while adjusted diluted EPS improved by 6% to $0.67, primarily due to lower interest expense and a reduction in the number of shares outstanding.
Cash provided by operating activities was $137 million in the third quarter of 2025 compared to $194 million in the prior-year period. The decrease was primarily driven by higher working capital due to an increase in planned inventory levels this year. Free cash flow was $89 million compared to $164 million a year ago, reflecting lower cash provided by operating activities and higher capital expenditures for productivity and growth initiatives.
Discussion of Segment Results
Performance Coatings’ net sales totaled $828 million in the third quarter of 2025, down from $877 million in the prior-year period. Continued macroeconomic pressures in North America were partially mitigated by positive price-mix in Industrial and favorable foreign currency translation. Refinish net sales declined 7% year over year to $517 million, predominantly driven by North America due to lower claims activity and shifts in customer order patterns. Industrial net sales decreased by 4% year over year to $311 million.
The Performance Coatings segment generated Adjusted EBITDA of $211 million, down from $221 million in the prior-year period. Despite the decline in net sales, segment Adjusted EBITDA margin increased to 25.5%, representing a 20 basis point improvement year over year, underscoring resilient profitability amid softer demand.

Mobility Coatings third quarter 2025 net sales were $460 million, a third quarter record, increasing 4% from the prior year primarily due to positive price-mix in both end markets and favorable foreign currency translation, partially offset by volume softness. Light Vehicle net sales were up 7% year over year due to organic net sales growth in Latin America and China and positive price mix. Commercial Vehicle net sales decreased by $7 million year over year to $96 million due to lower volumes primarily driven by a decline in Class 8 truck production, partially mitigated by new business wins, positive price-mix and favorable foreign currency translation.
Mobility Coatings posted strong third-quarter profitability, with Adjusted EBITDA of $83 million, up 20% compared to the prior-year period. The segment’s Adjusted EBITDA margin improved by 230 basis points to 18.0%, driven by a favorable price-mix and continued focus on cost discipline, marking another quarter of solid operational execution.
Capital Allocation
In the third quarter, the Company repurchased 3.3 million shares of its common stock for total consideration of $100 million. Through the first nine months of 2025, the Company has repurchased 5.3 million shares, representing 2.4% of shares outstanding at the beginning of the year, for total consideration of $165 million. In the fourth quarter of 2025, the Company plans to accelerate its capital allocation strategy by deploying up to $250 million towards share repurchases.
Fourth Quarter and Updated Full Year 2025 Outlook

(in millions, except %’s and per share data)	Projections

Item	Q4 2025	FY 2025

Net Sales (YoY % growth for Q4 2025)	(MSD)	>$5,100
Adjusted EBITDA	~$284	~$1,140
Adjusted Diluted EPS	~$0.60	~$2.50
Free Cash Flow		~$450
Depreciation and Amortization		~$295
Tax Rate, As Adjusted		~24%
Diluted Shares Outstanding		~216
Interest Expense		~$180
Capital Expenditures		~$180
MSD = mid single digit percentage
Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow or tax rate, as adjusted, on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Non-GAAP Financial Measures” for more information.
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its third quarter 2025 financial results on Tuesday, October 28, 2025, at 8:00 a.m. ET. A live webcast of the conference call will be available online at www.axalta.com/investorcall. A replay of the webcast will be posted shortly after the call and will remain accessible through October 28, 2026. The dial-in phone number for the conference call is 1-800-245-3047 and the conference ID is AXALTA. For those unable to participate, a replay will be available through November 4, 2025. The replay dial-in number is +1-844-512-2921. The replay passcode is 11160096.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including, but not limited to, statements regarding our capital allocation strategy, including with respect to the timing and amount of any future share repurchases, and our outlook and/or guidance, which includes net sales, net sales growth, Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, depreciation and amortization, tax rate, as adjusted, diluted shares outstanding, interest expense and capital expenditures. Axalta has identified some of these forward-looking statements with words such as “outlook,” “estimates,” “plans,” “strategy,” and “projections,” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, including related to any tariffs imposed by the U.S. and any retaliatory actions from other countries, and technological factors outside of Axalta’s control, as well as risks related to the execution of, and assumptions underlying, its capital allocation strategy and future share repurchases, the 2024 Transformation Initiative and the 2026 A Plan, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The timing and amount of share repurchases (if any) will be determined by Axalta based on its evaluation of market conditions and other factors and our stated plans do not obligate Axalta to acquire any particular amount of shares and may be suspended or discontinued at any time. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission (the "SEC"). Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
This release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted EPS, adjusted net income, Free Cash Flow, tax rate, as adjusted, and Adjusted EBIT. Management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted EPS, adjusted net income, tax rate, as adjusted, and Adjusted EBIT in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Management uses Free Cash Flow in the analysis of (1) our liquidity, (2) our ability to incur and service our debt and (3) strategic capital allocation decisions. Adjusted EBITDA, Adjusted Diluted EPS, adjusted net income and Adjusted EBIT consist of EBITDA, Diluted EPS, net income attributable to common shareholders and EBIT, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not otherwise occurred within the last two years or we believe are not reasonably likely to recur within the next two years. Free Cash Flow consists of cash provided by (used for) operating activities less purchase of property, plant and equipment plus interest proceeds on swaps designated as net investment hedges. We believe that making the foregoing adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. The non-GAAP financial measures used by Axalta may differ from similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted EPS, adjusted net income, Free Cash Flow, tax rate, as adjusted, and Adjusted EBIT should not be considered as alternatives to net sales, net income (loss), income (loss) from operations or any other financial measures derived in accordance with GAAP. These non-GAAP financial measures have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for Adjusted EBITDA, Adjusted Diluted EPS, tax rate, as adjusted, or Free Cash Flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. These items are uncertain, depend on various factors and may have a substantial and unpredictable impact on our GAAP results.
Organic Net Sales
Organic net sales and related growth and decline measures are calculated by excluding (i) the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount and (ii) net sales of CoverFlexx. We believe presenting organic net sales and related growth and decline measures assists investors with evaluating our sales performance without the impact of foreign exchange rates and recent acquisitions and divestitures of size, and management also routinely evaluates our sales in this manner.
Non-GAAP Reporting Changes
Beginning with the results for the fourth quarter and full year 2024, we made changes to our presentation of the non-GAAP financial measures of adjusted net income (which is also leveraged in the calculation of Adjusted Diluted EPS) and Adjusted EBIT. More detail on these changes can be found in the Current Report on Form 8-K we furnished to the SEC on January 21,

2025, which is available on the investor relations portion of our website at https://ir.axalta.com. Nothing on our website shall be deemed to be incorporated by reference into this release.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBITDA, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results and that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
Defined Terms
All capitalized terms contained within this release that are not otherwise defined herein have been previously defined in our filings with the SEC.
Rounding
Certain amounts may not foot or crossfoot due to rounding. Additionally, certain percentages may not recalculate due to rounding.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on X.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$1,288	$1,320	$3,855	$3,965
Cost of goods sold	838	858	2,515	2,614
Selling, general and administrative expenses	197	211	607	631
Other operating charges	6	15	32	78
Research and development expenses	18	19	55	55
Amortization of acquired intangibles	25	24	73	68
Income from operations	204	193	573	519
Interest expense, net	45	54	134	158
Other expense (income), net	4	(3)	12	4
Income before income taxes	155	142	427	357
Provision for income taxes	45	40	108	103
Net income	110	102	319	254
Less: Net income attributable to noncontrolling interests	—	1	1	—
Net income attributable to common shareholders	$110	$101	$318	$254
Basic net income per share	$0.51	$0.46	$1.47	$1.15
Diluted net income per share	$0.51	$0.46	$1.46	$1.15
Basic weighted average shares outstanding	215.0	218.9	216.9	219.8
Diluted weighted average shares outstanding	215.9	219.9	217.9	220.8

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$606	$593
Restricted cash	4	3
Accounts and notes receivable, net	1,353	1,248
Inventories	829	734
Prepaid expenses and other current assets	199	145
Total current assets	2,991	2,723
Property, plant and equipment, net	1,279	1,181
Goodwill	1,769	1,640
Identifiable intangibles, net	1,141	1,149
Other assets	580	556
Total assets	$7,760	$7,249
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$691	$659
Current portion of borrowings	20	20
Other accrued liabilities	649	675
Total current liabilities	1,360	1,354
Long-term borrowings	3,382	3,401
Accrued pensions	240	220
Deferred income taxes	164	151
Other liabilities	289	167
Total liabilities	5,435	5,293
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 255.0 and 254.5 shares issued at September 30, 2025 and December 31, 2024, respectively	255	255
Capital in excess of par	1,615	1,599
Retained earnings	1,995	1,677
Treasury shares, at cost, 41.7 and 36.4 shares at September 30, 2025 and December 31, 2024, respectively	(1,202)	(1,037)
Accumulated other comprehensive loss	(384)	(582)
Total Axalta shareholders’ equity	2,279	1,912
Noncontrolling interests	46	44
Total shareholders’ equity	2,325	1,956
Total liabilities and shareholders’ equity	$7,760	$7,249

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income	$319	$254
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	218	207
Amortization of deferred financing costs and original issue discount	6	6
Debt extinguishment and refinancing-related costs	—	3
Deferred income taxes	28	10
Realized and unrealized foreign exchange losses, net	31	12
Stock-based compensation	19	21
Interest income on swaps designated as net investment hedges	(9)	(10)
Other non-cash, net	8	5
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(48)	(16)
Inventories	(53)	(54)
Prepaid expenses and other assets	(132)	(106)
Accounts payable	(15)	(18)
Other accrued liabilities	(71)	(2)
Other liabilities	4	30
Cash provided by operating activities	305	342
Investing activities:
Acquisition, net of cash acquired	(6)	(290)
Purchase of property, plant and equipment	(138)	(78)
Interest proceeds on swaps designated as net investment hedges	9	10
Payments for loans to customers	(3)	(21)
Other investing activities, net	16	5
Cash used for investing activities	(122)	(374)
Financing activities:
Proceeds from long-term borrowings	—	292
Payments on short-term borrowings	—	(5)
Payments on long-term borrowings	(25)	(273)
Financing-related costs	—	(5)
Purchases of common stock	(165)	(100)
Net cash flows associated with stock-based awards	(3)	1
Other financing activities, net	(2)	—
Cash used for financing activities	(195)	(90)
Decrease in cash	(12)	(122)
Effect of exchange rate changes on cash	26	(10)
Cash at beginning of period	596	703
Cash at end of period	$610	$571

Cash at end of period reconciliation:
Cash and cash equivalents	$606	$567
Restricted cash	4	4
Cash at end of period	$610	$571

The following table reconciles net income to EBITDA, Adjusted EBITDA and segment Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30, 2025	Nine Months Ended September 30,		Year Ended December 31, 2024
	2025	2024		2025	2024
Net income	$110	$102	$456	$319	$254	$391
Interest expense, net	45	54	181	134	158	205
Provision for income taxes	45	40	110	108	103	105
Depreciation and amortization	74	71	291	218	207	280
EBITDA	274	267	1,038	779	722	981
Debt extinguishment and refinancing-related costs (a)	—	—	2	—	3	5
Termination benefits and other employee-related costs (b)	2	11	22	22	67	67
Acquisition-related costs (c)	5	4	14	11	8	11
Site closure costs (d)	1	—	6	6	1	1
Foreign exchange remeasurement losses (e)	4	—	14	11	8	11
Long-term employee benefit plan adjustments (f)	3	3	10	9	8	9
Stock-based compensation (g)	6	7	26	19	21	28
Environmental charge (h)	2	—	2	2	4	4
Other adjustments (i)	(3)	(1)	(3)	(3)	(1)	(1)
Adjusted EBITDA	$294	$291	$1,131	$856	$841	$1,116
Net sales	$1,288	$1,320	$5,166	$3,855	$3,965	$5,276
Net income margin	8.5%	7.7%	8.8%	8.3%	6.4%	7.4%
Adjusted EBITDA margin	22.8%	22.1%	21.9%	22.2%	21.2%	21.2%

Segment Adjusted EBITDA:
Performance Coatings	$211	$221	$806	$608	$640	$838
Mobility Coatings	83	70	325	248	201	278
Total	$294	$291	$1,131	$856	$841	$1,116

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition-related diligence expenses associated with both consummated and unconsummated transactions, all of which are not considered indicative of our ongoing operating performance.

(d)	Represents costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(e)	Represents foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(f)	Represents the non-cash, non-service cost components of long-term employee benefit costs.

(g)	Represents non-cash impacts associated with stock-based compensation.

(h)	Represents costs related to certain environmental remediation activities, which are not considered indicative of our ongoing operating performance.

(i)	Represents costs for certain non-operational or non-cash gains, net, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$110	$102	$319	$254
Less: Net income attributable to noncontrolling interests	—	1	1	—
Net income attributable to common shareholders	110	101	318	254
Debt extinguishment and refinancing-related costs (a)	—	—	—	3
Termination benefits and other employee-related costs (b)	2	11	22	67
Acquisition-related costs (c)	5	4	11	8
Accelerated depreciation and site closure costs (d)	1	2	8	4
Environmental charge (e)	2	—	2	4
Other adjustments (f)	(4)	(1)	(3)	(1)
Amortization of acquired intangibles (g)	25	24	73	68
Total adjustments	31	40	113	153
Income tax provision impacts (h)	(3)	2	19	20
Adjusted net income	$144	$139	$412	$387
Adjusted diluted net income per share	$0.67	$0.63	$1.89	$1.75
Diluted weighted average shares outstanding	215.9	219.9	217.9	220.8

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition-related diligence expenses associated with both consummated and unconsummated transactions, all of which are not considered indicative of our ongoing operating performance.

(d)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(e)	Represents costs related to certain environmental remediation activities, which are not considered indicative of our ongoing operating performance.

(f)	Represents costs for certain non-operational or non-cash gains, net, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

(g)	Represents non-cash amortization expense for intangible assets acquired through business combinations or asset acquisitions.

(h)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $10 million, $6 million, $5 million and $10 million for the three and nine months ended September 30, 2025 and 2024, respectively.

The following table reconciles cash provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024	2025	2024	2025	2024
Cash provided by operating activities	$26	$34	$142	$114	$137	$194	$305	$342
Purchase of property, plant and equipment	(43)	(22)	(45)	(23)	(50)	(33)	(138)	(78)
Interest proceeds on swaps designated as net investment hedges	3	3	4	4	2	3	9	10
Free cash flow	$(14)	$15	$101	$95	$89	$164	$176	$274

The following table reconciles income from operations to adjusted EBIT for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Income from operations	$204	$193	$573	$519
Other expense (income), net	4	(3)	12	4
Total	200	196	561	515
Debt extinguishment and refinancing-related costs (a)	—	—	—	3
Termination benefits and other employee-related costs (b)	2	11	22	67
Acquisition-related costs (c)	5	4	11	8
Accelerated depreciation and site closure costs (d)	1	2	8	4
Environmental charge (e)	2	—	2	4
Other adjustments (f)	(4)	(1)	(3)	(1)
Amortization of acquired intangibles (g)	25	24	73	68
Adjusted EBIT	$231	$236	$674	$668

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition-related diligence expenses associated with both consummated and unconsummated transactions, all of which are not considered indicative of our ongoing operating performance.

(d)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(e)	Represents costs related to certain environmental remediation activities, which are not considered indicative of our ongoing operating performance.

(f)	Represents costs for certain non-operational or non-cash gains, net, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

(g)	Represents non-cash amortization expense for intangible assets acquired through business combinations or asset acquisitions.